Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II To Sell Excess Manufacturing Building in Galion for $2.35 Million

GALION, Ohio – September 8, 2005 – PECO II, Inc. (Nasdaq:PIII) announced today that it has entered into an agreement to sell a portion of its Galion manufacturing facility.

“This transaction reflects our continued efforts to ensure we remain well positioned to provide our customers with cost effective worldclass solutions by reducing overhead and excess facilities,” said John G. Heindel, president and chief executive officer. “This sale will provide significant cash to reinvest in the business and help to further reduce our operating expenses.”

The sale, which is expected to close within 60 days, will net $2.35 million in cash. There will be an estimated loss on the sale of the building of less than $500,000. The Company will continue to manufacture the majority of its products in our existing manufacturing facility located in Galion, Ohio. PECO II continues to seek purchasers for our facility in Denver, Colorado; and corporate shell in Galion, Ohio.

PECO II is a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Certain of the Company’s statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, beliefs and expectations and include primarily, for example, statements in this document regarding an expected upturn in the market served and improved prospects for the Company. Such forward-looking statements include risks and uncertainties that could cause results to differ materially from plans and expectations. For further information on issues that could materially affect PECO II’s performance, please refer to the Company’s filings with the Securities and Exchange Commission.

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